EXHIBIT 99.1





                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.



                     ANALYST/INVESTOR CONFERENCE CALL WITH:


                  EMANUEL J. FRIEDMAN, CO-CHAIRMAN AND CO-CEO

                    ERIC F. BILLINGS, CO-CHAIRMAN AND CO-CEO

                              RICHARD J. HENDRIX,

                     PRESIDENT AND CHIEF OPERATING OFFICER

                                J. ROCK TONKEL,

                    PRESIDENT AND HEAD OF INVESTMENT BANKING

                  KURT R. HARRINGTON, CHIEF FINANCIAL OFFICER






                           THURSDAY, FEBRUARY 10, 2005

                              9:00 A.M. (U.S. EST)











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                             P R O C E E D I N G S

MR. HARRINGTON: Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group, Inc.

Before we begin this morning's earnings call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K and in quarterly reports on Forms 10-Q.

I would now like to turn over the call to FBR Group's Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

MR. FRIEDMAN: Thank you and good morning.

Hopefully you have all had an opportunity to review our earnings press release issued last night. Our 2004 results include record net revenues, record net income, record earnings per share and many other reported achievements. Similarly, the fourth quarter was our best fourth quarter ever in all of the above categories. The strength of the 2004 results was broad based across our business model.

Our investment banking business had its best year ever, growing revenues 64 percent to $428 million on 127 assignments with a total transaction value greater than $27 million.

FBR's institutional brokerage revenues totaled $110 million for the year, an increase of 48.6 percent over 2003.

Assets under management in the mutual funds and alternative investment vehicles increased by 52 percent during the year and revenues and profitability from these businesses rose accordingly.

Our mortgage-backed investment strategy has performed well, and despite a generally flattening yield curve, we have been able to preserve capital while providing an 18.4 percent return on equity during 2004.

Our merchant banking activities have continued to earn results greater than that of the mortgage-backed portfolio, and we foresee many new opportunities to deploy new capital in this business.

Compensation as a percentage of net revenue dropped to 36.4 percent in 2004 from
40.5 percent in 2003, despite adding over 200 employees and running the lowest comparable leverage in the industry.

Net revenue and net income per employee for 2004 equaled approximately $1.5 million and 600,000, respectively, versus $1.1 million and $400,000 in 2003.

Before we go to the breakdown of our reported results, I would like to emphasize that not only was 2004 a great year in terms of our financial results, but it was also a year in which we invested heavily to position FBR for future growth. These investments included:

A significant increase in senior professionals across the platform and a greater than 40 percent increase in personnel overall to a total of approximately 700 at year end.

The build-out of our asset-backed securities investment banking unit.

Increased branding efforts led by our sponsorship of the FBR Open PGA Tour golf tournament.

Significant upgrades of technology and facilities.

In addition to these investments we initiated an effort to better serve the financial sponsor community. This resulted in a number of transactions in 2004 and increased relationships, leading us to believe there will be further growth in this area in 2005.

We have continued these business building efforts in 2005 with the anticipated acquisition this month of First NLC, a nonconforming mortgage lender, and the formation of an institutional fixed-income group in our broker dealer. We expect the benefits of these actions to be realized for many years to come.

In addition, we have begun to grow our mortgage-related businesses using our significant relationships and knowledge in the sector. We are building our asset-backed securities capabilities and have added a mortgage-backed trading group comprised primarily of the professionals from the former Freddie Mac trading group. We now have the ability to originate a mortgage, purchase a mortgage, securitize a mortgage, own a mortgage- backed security and analyze and trade mortgage- backed securities with customers.

We believe that the combination of the new synergistic business lines, with further expansion in our existing franchise, will position us well for future growth.

Now, I would like to hand the call over to Eric Billings who will discuss our results in more detail as well as our outlook for the future.

MR. BILLINGS: Thank you, Manny. I would like to go through each of the different businesses and underscore a few points that we feel are important and which may not be easily discernible in our numbers.

As Manny previously stated, 2004 was the best investment banking year in our history, and the fourth quarter was our best banking fourth quarter ever. Both periods featured continuing trends which we really think are worth noting.

FBR was the number one ranked book- running manager of all U.S. small capitalization common equity capital raises for the year and for the quarter.

In addition, FBR was the number seven ranked book-running manager for all U.S. IPOs.

Of the 16 common equity transactions managed during the fourth quarter, three were from our Energy group, three in Financial Institutions, four in Real Estate-related, three in Insurance, two Technology transactions and one Diversified Industries transaction.

We are steadily building our roster of frequent capital issuers whom we can call clients who are the base for the pipeline in the future periods. Specifically we expect more than half of our lead-managed issuer clients from 2004 to initiate another capital transaction within the next 18 months.

As  evidence  of  our  success  in   building   long  term   productive   client
relationships, 49 percent of all our banking transactions, accounting for $126 million in revenues, were repeat business in 2004.

Additionally, the fourth quarter included four preferred stock capital raises and five completed M&A assignments, which demonstrate the continued broadening of our investment banking platform.

Our extraordinary track record of after-market performance continued throughout 2004, and, as we have frequently said, this performance provides FBR with the confidence and credibility to complete transactions in almost any market.

As we have stated in the past, one of our goals over the next few years is to achieve a market share in secondary commissions similar to the one that we have achieved in our primary equity capital markets business. This will be harder to accomplish because we are not interested in competing for volume based on commission levels, but we do feel that we have proven that we can grow our commission dollars significantly as we broaden our research coverage and continue to strive to add value for our accounts. During 2004, and the fourth quarter, our accomplishments and continued efforts toward this goal included:

Total brokerage revenues were 48 percent greater year over year and nine percent greater for the fourth quarter, rising to $110 million and $26 million respectively.

Agency commissions rose 79 percent to $90 million on the year and 27 percent to $21 million for the fourth quarter.

We continue efforts to expand and improve our research coverage and client service, increasing coverage by 167 companies raising the total companies covered to over 550.

Our latest and highly successful investment banking conference in New York City last December drew more than 2100 registrants and featured 190 presenting companies.

After-tax profits from the equity capital markets businesses - including investment banking and sales and trading - totaled $91.2 million for the year, producing an 80 percent return on equity after tax.

Our asset management business achieved significant inflows of capital that we believe are the result of our long-term track records in both mutual funds and alternative investment vehicles.

Net inflows into our hedge funds totaled $223 million for the year, which was our best year ever.

Net inflows into the mutual funds for the year totaled $600 million.

FBR's Small Cap Fund was ranked number one by Lipper among small cap growth funds for one-year performance for the period ending February 5, 2005.

FBR's Small Cap Financial Fund was ranked by Money magazine as the number seven major stock fund for the five years ended December 15, 2004.

We are confident that our investment performance will continue to lead to growing asset inflows in this business.

Turning to our principal activities, I will address our mortgage-backed securities strategy first. The ROE in our mortgage-backed securities strategy was 18.4 percent. This was a particularly strong result given the flattening yield curve environment and our capital preservation strategy, which features relatively low leverage and duration. Importantly, this return was well within our range of expectations for this business. The ROE for the fourth quarter was
14.4 percent.

During the fourth quarter the Federal Reserve increased short-term rates by 50 basis points impacting our funding cost and the cost of hedging during the quarter by about 45 basis points. Additionally, medium-term interest rates have not risen, leading to a flattening of the yield curve. Consequently, the increase in funding cost has not been fully offset by higher yields as CPRs are just now beginning to show signs of slowing and coupons on new production have not risen as much as they will if and when medium-term interest rates begin to rise as well.

We continue to manage the mortgage-backed security portfolio with a neutral interest rate bias and re-emphasize that our strategy will perform well in many different environments over time. We have, though, continued to re-allocate some capital to the merchant banking business because of the number of attractive opportunities we see in that business. We will also talk later about our intention to further shift the portfolio into non-conforming mortgages.

Our other long term principal investing Activities - including our merchant banking and other long-term investment portfolio - returned outstanding results again in the fourth quarter. Realized gains from this area were approximately $19 million. It is important to note that returns from this business will be volatile quarter to quarter. However, we would point out that our expectation is for somewhat more consistent returns, based on expected dividends from these investments. We believe our merchant banking business will continue its track record of exceeding returns in the MBS portfolio into the future.

We expect to close our acquisition of First NLC as soon as next week at which time we estimate it will have approximately $450 million of loans on its balance sheet. We believe that by the end of the first quarter, through originations and selected purchases, we could have up to $1.5 billion of non-conforming loans on FBR's balance sheet. As we have stated, it is our current intention to re-allocate approximately 70 percent of the capital that we have invested in MBS into non-conforming mortgages during 2005. This would mean approximately $700 million of capital and an approximate portfolio of $10.5 billion.

We believe that we can achieve an ROE in excess of 25 percent in the current environment in this portfolio strategy, which includes substantially matched funding to mitigate interest rate risk. In addition, we feel that there is considerable upside potential from a 25 percent ROE which would be realized in the form of lower than assumed losses or more attractive pricing in the future.

As Manny mentioned earlier, we have made a real effort to more efficiently capitalize on our relationships and knowledge in the mortgage sector. This applies to both our principal investments and our capital markets activities.

While periodic market conditions may affect certain sectors of this industry, we continue to believe that the restructuring of the mortgage orientation industry from a one-time-gain- on-sale model to a specialty finance lending model offers some of the most compelling values in our markets and we hope to capitalize further on this industry transition. We believe that by broadening our reach in these areas we will be able to continue to find areas of relative value for our clients and our principal investments.

Finally, we now have the ability to originate and sell or securitize mortgages if we do not choose to invest in them and to earn fees by advising and trading with clients in this market through the expansion of our fixed-income capabilities. It is important to our overall mortgage business that we have efficient access to all markets in which we may choose to finance these assets.

Our ability to both invest in our growth for the future and report record earnings in the current periods makes us optimistic about our growth potential in 2005 as we build on the outstanding foundation we created in 2004 and previously. As we move ahead, we will continue to focus on using our investment principles and discipline to grow our business and provide outstanding total returns to shareholders.

Thank you, and before we take questions, I would like to add a few thoughts about the non-conforming mortgage industry as a whole.

We know there has been some question in the last week or so about potential spread compression and other activities in this industry. We would like to make just a handful of observations.

First, we have clearly seen this happen in the past. When the Fed tends to raise rates very sharply in short periods of time, as in 1994, 1995, 1999, 2000 and certainly now, it is very normal to see spreads lag into that timeframe simply because, while coupons do rise, they don't rise quite as fast as the Fed is raising rates. If we look back nine months, coupons were about 40 basis points higher. While this represents a potential contraction of spread, it should be noted that during this timeframe losses continued to come in well below expectations, continuing a 15-year trend of lowering or falling loss activity. We believe, for the industry, these companies' models have provided up to as high as 150 basis points of losses. The models ranged between 100 and 150 points with losses coming in at less than 70 and, in some cases, less than 60. There clearly is a pickup in spread activity that is resulting from this, and it is probably affecting prices somewhat. As the market becomes more mature and understands that losses are more likely to run continuously lower than current levels in the model, this will be passed on to the borrowers. And it will not necessarily be reflected in higher spreads, but rather in lower rates in the same spread, and we are probably now in the midst of that phenomenon to some degree.

In addition to that, we clearly have greater volumes in origination levels in these companies so operating costs are lower. So, it is perfectly reasonable to expect that, in the totality, that too will be passed along.

Finally, we have heard comments from certain clients, originators, and other companies that large originators are causing pricing compression. We think this is not a rational thought. In point of fact, this is an industry that has many participants, and no one, two, or three companies lead pricing.

Having said that, pricing changes in 1994 and 1995 and certainly in 2000 were made by the high- cost producer. Specifically, there are 80 or so originators of this product who are doing less than $4 billion a year of origination volume, and their cost to originate tends to be higher than 300 basis points. When the gain on sale tends to get to that level or even lower, these companies, which have insufficient capital or marginally enough capital to provide even warehouse financing, find it necessary to raise prices because they cannot withstand losses. It makes no sense for these companies to originate coupons and sell them at a loss.

We believe that these are the companies that lead pricing and have done so historically. We believe we are right in the midst of a normal timeframe here, and these companies will, as they have in the past, continue to lead pricing, and the large originators will naturally follow. Over proper periods of time - over the next quarter, two quarters, three-quarters - we will see a spread which normalizes back to levels we saw about six or nine months ago in the more normal 180 to 220 basis point range.

So we believe it is important to note that this is nothing abnormal. These portfolios are dynamic, just as are those of a thrift, a bank or credit card portfolio, meaning that at the margin you are always rolling some loans out, bringing new loans in, but it is an average life of three years in these portfolios.

Therefore, the blended average spread in the portfolio will be only marginally affected even when spreads are lower at the margin in a given short period of time. Thus, overall, we do believe that the returns on equity in these businesses will continue to well exceed 25 percent, excluding gains and sales on the TRS activity, and represent one of the great investment opportunities that we believe, as a company and as investors, we have ever seen.

Those are the end of our comments, and we would now like to open up for questions on our quarter.

TODD HALKY WITH SANDLER O'NEILL: Just one question on the investment banking stuff. You ran through the equity deals pretty quickly. You said, three energy, three financial, four real estate, three insurance, one diversified. I missed one of them.

MR. BILLINGS: Three insurance, two technology deals, one diversified, and three energy.

MR. HALKY: So, my question is on the deal flow on a revenue basis. What was in financial institutions and real estate on a percentage basis?

MR. BILLINGS: Todd, the rough breakdown for the year is approximately 60 to 63 percent of transaction volume was in financial services and real estate. Roughly 35 to 40 percent was everything else. On a revenue volume basis, the numbers were about 75/25, where 75 percent of the revenues were from financial institutions and real estate and 25 percent were everything else. So, clearly, there are two trends there. Needless to say, the continuing bulk of the revenues is in financial and real estate, something very normal from our perspective. We anticipate that will virtually always be the case.

These transactions do ebb and flow. For instance, we are on the road today with an energy transaction that is north of $400 million. The transaction volume is very important to focus on, however, because it does show where we are headed. It is growing very steadily, as we pointed out before, and we think that revenues will normalize at something closer to transaction volumes, although it will never quite get there over the course of the next year.

MR. HALKY: On the banking pipeline, I know it was $10 billion at the end of last quarter, of which $5 billion was one transaction. Can we say what the current pipeline is and then take out that one transaction? What is the mix is of real estate and financial services versus other industries?

MR. TONKEL: We said last quarter that the pipeline was in excess of $10 billion, and it continues to be in excess of $10 billion. Whereas before we said there was one transaction in the neighborhood of $5 billion, there is today a transaction in there of that magnitude, maybe a little smaller, but of that magnitude. The mix overall continues to be about 50 percent non-real estate, non-FIG versus 50 percent FIG and real estate.

Insurance, which is a portion of what we are counting as FIG, is actually growing, so the non-insurance part of the FIG business is a lower proportion as we grow the insurance business. As you may recall, we had, I believe the number one market share in insurance IPOs for the year. Therefore, based on that and a number of other factors, the insurance business has grown very nicely.

The energy business is also growing. The transaction that Eric alluded to earlier was a transaction that was going to be an IPO of significant size done by a major firm. We were able to take that transaction away and conduct it as a 144-A, well north of $400 billion. So that is a significant transaction for us and a significant extension of the franchise.

As you know, we focused a great deal on growing the financial sponsor business in 2004. This particular energy company is owned by one of the largest private equity firms in the country, and it is the first piece of significant business we have done with this partner. And it adds to the list of those we have done business with - KKR, Blackstone, and Summit.

So it is a very important transaction for the energy business, as well as for the expansion of the financial sponsor business.

MR. HALKY: On the MBS portfolio, on the spread -- where did you exit the quarter? It was at 123 for the entire quarter, but assuming it continued to compress towards the latter part of quarter, are we in the 100 basis point range given the continued flattening of the yield curve?

MR. HENDRIX: We have had another tightening this year, and we had one later in the quarter last year. Our funding costs are continuing to trend up, and our yields are trending up as well. You saw some of that in the fourth quarter - yields were up from 3 percent to 3.18 percent. It didn't quite offset the rise in the cost of funds. We don't get into where it is during any one month or any one week because it moves around a lot; but we are starting to see yields trend up, and we think that is going to substantially offset increases in funding costs. Is it reasonable to think it may trend down a little further from the fourth quarter, but to pick a number for December or to pick a number for the last two weeks of December is tough given how the yields are calculated on the portfolio.

MR. BILLINGS: And the re-allocation of the non-conforming assets will have, even in small numbers, a significant affect on the total portfolio. Obviously, as the ramp-up in the non-conforming portfolio grows significantly over the next handful of quarters - because that spread is so much wider - even a 10 or 15 percent change has a significant effect on the total portfolio. These things will be a dynamic part of that portfolio over the next three or four quarters as we get the capital redirected into the non-conforming assets from the agency side.

MR. HALKY: A final question on the institutional brokerage segment. While the agency business did increase from the third quarter, it was basically down from the first half of the year average and was lower than what we were anticipating given the strong market conditions experienced in the fourth quarter and the overall equity in the market. What would you attribute that to? Is it just year end? A lot of your institutional clients had already exceeded their expectations of what they were going to pay you for the year. Or is it a function of something else?

MR. BILLINGS: It is a handful of different factors. I do want to be clear. We were pleased with the numbers so I don't know what your expectations were, but we were very pleased with the numbers, and we think the trends bode well for continued growth in those areas. In our judgment, this is very clear.

As you know, the fourth quarter can be a very funky quarter in that regard for certain reasons. Some of the larger institutions - Fidelity, and people like that - have paid; and then they do other things for other reasons. You also had a higher level of regulatory activity and scrutiny that may, I think, have altered marginal behavior. But, in any case, I think those are marginal issues. What is relevant to us is that we have expanded the research account. We have expanded the coverage significantly. We have expanded our institutional brokerage group to 70 institutional brokers. So as our penetration and name recognition continues to grow, and the banking business continues to grow, we are very, very confident that, despite the fact that commission rates continue to go down, we will continue to grow our sales and trading lines throughout the course of the year, as we have over the last five years. But it bounces around a little bit. It is a pretty stable number, but it does bounce around for these reasons.

JOE STIEVEN FROM STIFEL NICOLAUS: First of all, good quarter. A couple of my questions were answered, but talk a little bit about how fast you will get fully ramped-up and leveraged in the non-conforming business. That is number one. And number two, is the $300 million, give or take, that you will then have left in the MBS portfolio, is that what we should model- out as the base level, or can that ebb and flow from there?

MR. BILLINGS: Thanks. Let me comment on that generally, Joe. As you know, we have indicated in our model that we are anticipating that we can get about $700 million of our equity capital re-allocated through the course of the year. And that comes from our ability and our pretty good knowledge of what refinancing activity will be. Also, what we know what we can actually sell of those assets at no loss, and allow us to re-deploy that capital - plus other working assumptions in terms of what we will be able to do during the course of the year. Of course these are never precisely predictable and things can change, but that is our estimate at this time.

So, Joe, what is interesting to note, however, is that while right now, for instance, the market is showing lower TRS sale price - a sale price where you can have a cash gain on sale on these assets It works to our advantage because we can actually acquire these assets at a cost which is essentially now close to reflecting origination costs. So sometimes people get concerned about things, but this is what has worked to our advantage, and it will allow us to deploy capital more quickly in this area than we might have otherwise. So we are very comfortable with that model. Don't forget we anticipate, certainly, very substantial retained equity in our capital markets businesses which also will be deployed over into the spread-based non-conforming side in all probability. So we are very confident that, if things work out as we expect, these will be achieved.

Longer-term, Joe, it is a function of the markets, it is a function of spreads. If we were in a world today where we could snap our fingers and re-deploy 100 percent of that equity to non-conforming assets, we would do that. Whether that ends up being the case precisely, time will tell. Certainly, in your model, you can say right now that 70 percent for this year is in line with our model, which we are comfortable with.Longer-term, we will see where the market takes it.

MR. FRIEDMAN: This is Manny. Running it mechanically, if we redeploy $700 million, we earn 14 percent, and we said we think we can get 25 percent on that $700 million when we redeploy it over time into the non-conforming area. Then that is a pick up of approximately $75 million on the $700 million.

HOWARD FEINGOLD WITH RAYMOND JAMES AND ASSOCIATES: Good morning, gentlemen. I just have a few questions. A lot of my questions have been answered on the MBS portfolio. It appears that, as the spreads in the fourth quarter contracted, you more than made up the difference by increasing the leverage. Am I on the right track there?

MR. HENDRIX: This is Rick. We stayed right in the middle of our leverage range. Our average for the quarter was 10.4. When you are talking about average, sometimes you will see nine, sometimes 11, and it is hard to see what is going on during the quarter with regard to prepayments, but we have said we will not take our leverage up to try to maintain returns in spreads. We have not changed our philosophy from that perspective. We averaged 10.4, which is in the strike zone.

MR. BILLINGS: But the difference was capital markets business continued to be very strong, probably stronger than people were expecting, and we had more than 50 percent of our earnings come from our capital markets businesses as opposed to our spread-based business. So this represents the continued growth and evolution of the company, and it is really the reason why we had a very, very fine quarter.

MR. FEINGOLD: As you do the conversion to non-conforming, how do you see that impacting your leverage?

MR. HENDRIX: With these nonconforming mortgages - because the way we finance them will be without exposure to interest increases - we believe that it makes sense to take the leverage up. Our models are going to run leverage anywhere from 14 to 15 times on these assets, and in fact, the market will easily facilitate higher leverage than that. We have always looked at our business as one where we are going to run at the lower end of the market-acceptable leverage ranges, and we will do the same thing here. But certainly you can finance these assets to a higher point than 14 or 15, and there may be environments where we would want to do that. Today, as we look at the business, that is what we think the leverage will be from the risk perspective, and, in the way we look at the business, this is a lower risk point to capital than even the 10.5 or 11 times on the agency side because we are not exposed to changes in rates.

MR. BILLINGS: Because this is securitization-financed, it is effectively a matched book and you don't have rate risk, and that is very important, as Rick said. Secondly, there's the spread. As you look at these businesses, the average thrift today is About 16 times leveraged, the average bank is 16 times, and credit card companies are about the same. So this is a very, very good high capital level, relative to spread-based businesses, and, in fact, inside securitization, OC levels or equity requirement levels do change and ebb and flow, but they tend to be between 3 and 2.5 percent -- sometimes as high as 3 percent, or in other words allowing leverage as high as 30 to 40 times; so this is a very balanced and very healthy risk-adjusted leverage ratio, and it is where we would intend to run.

MR. FRIEDMAN: Not only are we substantially match-funded during the time period, but the funding can never be pulled so that it is absolute funding. So those two advantages mean that we are comfortable running the leverage at 14 to one.

MR. FEINGOLD: So we can anticipate over the course of the year increasing leverage as the composition of the portfolio changes?

MR. BILLINGS: Yes.

MR. FEINGOLD: My understanding is non-conforming loans are not necessarily in the sub- prime category.

MR. BILLINGS: You should think of them as being sub-prime and non-conforming. It's a sort of different way of saying it, but we are intending to have probably an average FICO score in the 630 to 640 range, which gives you a sense of where that is and where we are very comfortable. Remember, from a credit perspective, there are a number of different ways to think about this. Losses run about 65 basis points annualized today and have for a number of years. There has been a 15-year down trend as society has learned to credit score and otherwise make judgments on credit risk. FICO scores have risen from 580 to 620 to 640. So all of these things are helping these loss ratios to come down. Our model, for instance - which allows us to earn, we think, well north of 25 percent - provides for a loss anticipation and/or cost to private mortgage insurance which can be as high as 125 basis points, which gives us huge protection from current loss rates and gives us great comfort on those activities, depending on how we do it. So we think, for the totality, this is very balanced.

MR. FEINGOLD: Just two last questions. If I did my math correctly, in the fourth quarter from the MBS portfolio you over-earned the regular quarterly dividend?

MR. HARRINGTON: Not just from the MBS. You also add in the merchant banking activities. The REIT earnings are comprised of both the MBS and merchant banking, and certainly we earned the dividend there.

MR. FEINGOLD: Last question. Your business model last year had looked like special dividends had come to about 25 percent on an semi-annual basis. What does your model currently look like?

MR. BILLINGS: Actually, Howard, we haven't finished our work on that, but I think to the degree you have run the deployment of the non-prime assets and depending simply on how fast that happens, you can get a sense of what that can be. As Manny alluded, it would be about a $75 to $80 million increase in earnings from the redeployment on an annualized basis when completed. So you can make a judgment. That would all be basically special dividends. Again, it is a function of how fast we get there. We anticipate being able to have two special dividends and obviously are very, very comfortable at this time. It would at least equal and in all probability exceed last year's levels, but we will come back to you with more specific guidance once we have finished our work on this.

MR. FEINGOLD: Thank you. You guys have once again delivered quite a good quarter in less than optimal conditions. Keep on doing it. Thank you.

K. C. AMBRECHT WITH MILLENIUM: Thanks very much for taking the question. I didn't really get the answer to Todd's original question, where did the NIM go out at the end of December, just 123 for the quarter?

MR. HENDRIX: We don't talk about it on a monthly basis ever. We had increases in the fourth quarter, and we had another increase in January. So it is reasonable as you look forward to think that there may be lower spreads in the first quarter than the fourth quarter, but to pick a month or a week or a day and put a number on it is not the way we look at the business, nor would it give anybody an accurate picture of what is going on.

MR. BILLINGS: Remember CPRs are starting to back up a little bit. There are a number of mitigating factors. We do have assets to re-price. It is hard to say precisely, but most importantly, remember that, if you run the numbers and the difference in the spread, with even as little as 10 percent of our portfolio in nonconforming assets, it has a fairly significant effect on the marginal spread in our total portfolio. And, as you understand, we intend to get to 70 percent through the course of the year. So when you are looking to try to get that
number,   it  is  very   important  that  you  adjust  for  the  fact  that  the
non-conforming portion of the portfolio has a very, very significant effect upward effect on that spread.

MR. AMBRECHT: And then, Eric, you referenced that you expect the NIM or excess spread to migrate back in one or two quarters to the 180 level. You were talking about Friedman but also about the industry. I was wondering if you could dig into that a little deeper -- why that is and what if the yield curve remains flat for a year?

MR. BILLINGS: I think the question really goes, again, to the point that I made in the earlier discussion. From our perspective - and we have seen these circumstances before - when you get to a point where cash gain on sales from the sale of these assets at the margin are equal or less than the cost to originate, then clearly high cost producers which still produce, in our judgment, north of 40 percent of the volume in the industry, cannot produce at that level. They don't have capital, they don't have balance sheets or have limited capital, only enough to provide for warehouse finance. So it is important that they don't go through long periods of time where they originate at a loss. In fact, they cannot, and, therefore, they are enormously incentivized. It is, in fact, completely necessary that they raise coupons even at the risk of losing volume because they have to make sure at the margin at which they do originate they make a profit of some kind. Therefore, the history of this would tell us that when they do that, the large firms follow because large firms want to follow. They need to have stickiness as they do.

Again, remember, coupons are up over the last nine months. They are not up as much as funding. Funding is about 100 basis and coupons are up about 40. They do have some stickiness, and as you bounce off of this level you will see a more normalized level resume as we have in the past.

MR. AMBRECHT: One last question, I know your business is very seasonal, but if you could address how we should think about your mortgage pipeline in a flattening yield curve. Does it kind of get delayed a bit.

MR. FRIEDMAN: Because of underwriting?

MR. AMBRECHT: Yes.

MR. BILLINGS: We have been in a flattened yield curve since March or April, and we just produced a record year. A non-trivial portion of that came from these kinds of companies. As I think you probably know, and, as I think we have stated many, many times, we try to look at these businesses and look at the total returns. In the non-prime business right now, these companies, even at the margin, are still generating ROEs that are at the very least in the mid 20s right now at the margin, but they are dynamic portfolios, just like banks, just like credit cards. That means, over an average three-year life, you are rolling some assets out, some in, and you end up with an average spread on the total portfolio, creating a return on equity. These are extraordinarily good businesses. The valuation of these businesses relative to their intrinsic value is ridiculous, in our judgment. They represent extraordinarily good investment opportunities, and we see no evidence that that will slow. None of these things are predictable. Sometimes they do slow. It is not so much a seasonal business. The banking business is not precisely predictable. We may have lumpy quarters but we have seen no evidence whatsoever, and we don't anticipate any but time will tell.

MR. FRIEDMAN: The actual interest in the REIT model seems to growing. It is spreading into the prime area across the board, the sub-prime area and all real estate-type originators. So even though the curve has flattened somewhat or dramatically, the actual interest has increased because it is simply a better model. In other areas, it is increasing even faster, especially in the triple net leasing area and even in the property area.

BRIAN WALL OF NORTH POINTE CAPITAL: Can you talk about your brokerage business volumes. I don't know if you look at your volumes kind of ex your banking-related deals. How you are doing in that business, and secondly, since you bank a lot of the sub-prime guys, how do they consider you with your entrance into the business. Do you think that will impact your relationships with those guys now that you are a competitor?

MR. FRIEDMAN: This is Manny. In terms of the second question, whether it affects all of the different people we banked. Before we did the acquisition, we talked to everybody. We discussed it just to get a feeling for what their reaction would be. The reaction has been very positive. Also, keep in mind that in our model we will become a buyer of $5 to $6, $7 billion dollars of loans in the open market. That is a tremendous plus so that deepens our relationship with many of our clients. So in terms of our ability to underwrite in the industry, it appears not to have any effect.

MR. BILLINGS: Repeat the first question. I didn't follow the first question.

MR. WALL: On the institutional brokerage. Are you able to break out whether you get a lot of business because you are doing a lot of banking? Can you step right out of the non-banking related business you are getting and how are those volumes doing? Are they going up with the rest of the business?

MR. BILLINGS: Clearly, when we do banking activity, the second day of trading is higher than the first day. That is part of secondary trading, there is no question about that. And that is why there tends to be a strong correlation of volume activity. But, cleary, the vast majority is not related to banking transactions. I don't have the specific break down. I can get it. I just don't have the off the top of my head, but there is clearly a correlation, and it is a very important correlation. But it should be viewed not only just at the time of a transaction, but obviously to a degree that we take a company public we will be typically the dominant trader of their stock afterwards. So we are building the foundation, this sort of geometric progression that helps to build the franchise every day, every week, every month. Doesn't mean it doesn't bounce around but it is always broadening. There is a very broadening effect on what happen in secondary trading as well as banking every time you have a client and establish a business relationship with them.

I don't know if that answers your question specifically enough, but you can call and I will give you that number.

JUSTIN HUGHES WITH PHILADELPHIA FINANCIAL: One of the things we haven't talked about is the strong performance of the asset management unit. You really exceeded estimates on the base fee but mostly on the incentive fee. What kind of performance returns did it take to have that type of performance fee, just to get a sense of how sustainable it is?

MR. FRIEDMAN: Mutual funds were very, very strong with two funds having great performance. The alternatives had strong inflows, and we did have some incentive fees. We don't actually break down the performance of the alternatives because of the regulatory rules.

MR. BILLINGS: Asset management, it is a very exciting business for us. It is the smallest of our profit centers - we earned about $3 million. Having said that, it has tremendous potential, and with these asset inflows, as they come in, all of the net revenues fall to the bottom line. So we are very optimistic about the future profitability of it but at this time the total contribution is not significant.

MR. HUGHES: But we can't get the average performance of your alternative investments in the fourth quarter?

MR. BILLINGS: As much as we would like to give them to you, we are instructed not to.

MR. HUGHES: On your investment portfolio, you had sizable gains this quarter. How much do we have left in unrealized gains? I know it will be disclosed in the Q, but I was wondering if we could find now.

MR. FRIEDMAN: The unrealized gains number at the end of the year was $34 million, and then if you mark the 144s, which we carry at cost until they trade, it was $55 million.

MR. BILLINGS: Again, at this point, there are dividends from many of the investments. About $300 million of our investments are dividend-paying companies, most of which have very high dividends associated with them once the companies are fully invested and ramped. So the dividends will build very significantly during the course of the year and that provides a very sound base for profitability on the merchant banking side, regardless of whether we take gains or not. But, clearly, we will take gains, and we haven't changed our guidance that we intend to realize gains somewhere in the vicinity of 20 percent of the portfolio a year.

MR. HUGHES: So as to the $6 million you are showing in dividends, even though you have sold off a lot of investments, you have re-deployed even more capital, so we should see that number increase?

MR. HENDRIX: We deployed north of $80 million in the fourth quarter into new investments, virtually all of which are dividend payers, and we had dividend payers that we invested in earlier in the year that are just now ramping into their full dividend. The $6.2 million actually had one relatively large dividend in it, but we think that is shy of the run rate quarterly that we will see throughout all of 2005.

MR. FRIEDMAN: That is a new phenomenon for us.

MR. HUGHES: Some special dividends at the end of the year?

MR. HENDRIX: There was one, but as I said that $6.2 million is actually lower than what the run rate will be quarterly in `05.

MR. BILLINGS: It should build through each quarter of the year.

LAUREN SMITH WITH KBW: Good morning. Most everything has been answered but I am curious, you have been building in the asset-backed and mortgage-backed areas. I guess you said recently that on the mortgage-backed side you got some traders from Freddie Mac, and you acquired a team from Wachovia in the asset-backed area. I am curious how big that effort is now, and how big you perhaps might expect that business to get?

MR. HENDRIX: From a head count, we have added around 10 people in the mortgage-backed area. Some of the team came from Freddie Mac, and they will be adding people from outside Freddie as well. The ABS effort continued to grow through the year, and we have about 15 people in that business. We are merging the sales and trading efforts of those two businesses. We expect relatively significant numbers out of that business in 2005. We haven't really provided guidance on that business specifically yet, but I will tell you that we think the total revenues in that business ought to exceed $50 million in 2005. We are hopeful it is significantly above that, but we feel good about that number given where we are in the ABS business and when we started trading in the MBS business.

MR. BILLINGS: This is a business that does require an allocation of capital, and, as we do in all our businesses, we have to believe we can achieve a higher return than we can on the spread-based side of our business in order to allocate, and we absolutely do. So that gives you a sense of how good a business this will be. We do believe it will increase the profitability of the company in a good way -- actually in a stable and somewhat predictable way. And that is not yet in our numbers or our models, so we will be adding them as we go forward.

MR. FRIEDMAN: This gives us the ability to be a manufacturer of mortgages along all parts of the capital structure of the mortgage across the board.

MS. SMITH: I know in the past you have given us this $200 million breakeven for the brokerage business. Is it fair to say, then, as this has grown with the addition of newer businesses that are not rolled up in there?
<
MR. BILLINGS: It was to the degree that it existed in the past. Our break even number for this year will be higher than the $200 million for last year. It will be some where in the vicinity of probably $250 million this year, and we will be more specific with you a little bit later as we finish these numbers. But most of the build-out of the franchise has taken place in '04, and one of the things that is very exciting for us is we have increased the structure, the infrastructure, and the cost structure, and, despite that, we had an 80 percent return on equity in the capital markets business in totality. And, yet, we believe, given all the new additions, we can grow the revenues across the board in that part of our business as we increase fixed-income and mortgage trading activity quite significantly. So, while our breakeven will go up, it will go up not nearly as much as it has in the past couple of years, and we think our revenues will go up considerably more than that. Obviously, time will tell. It depends on markets and things like that.

RHYS WILLIAMS WITH COLUMBIA PARTNERS: Really great quarter, very impressive across a bunch of business lines. It is amazing that your stock really is sort of de-coupled from the other brokerage and capital markets firms because you are now a mortgage REIT. As you can tell from the questions, everybody is very nervous about that side of it. Can you give us some comfort that the first quarter, given the spread compression but also given that you are shifting some money into non-conforming loans, that the first quarter won't be worse than the fourth quarter so you can get some baseline profitability there?

MR. BILLINGS: Are you talking about in the spread-based side of the business?

MR. WILLIAMS: Yes, because everything else is a grand slam home run for you guys right now.

MR. BILLINGS: I love the analogy of the grand slam, but it is continued business growth and stability and predictability that we are really happy with. But we have indicated that on a spread basis, we don't, and we can't give that out. We don't know what it is. It will be a function of many factors that nobody knows. We are very, very excited about the business model and the totality. We have parts of our business which are very stable and predictable and parts which are not. So in totality we can't give that guidance. But we are very optimistic about 2005, and that the profitability, the returns on equity, all of the above, will certainly equal or exceed our expectations, but, again, time will tell.

MR. FRIEDMAN: The spread-based business will be determined by the exact timing of when the sub-prime pieces go on, and we have said about a billion and a half could go on by the end of the first quarter, though the exact timing is not certain. But every time we do that, there will be a substantial pick-up.

MR. BILLINGS: Remember, even in the MBS, if we were to get a continued contraction on that spread, you are talking about for a quarter or something. It is generally not going to be meaningful in the totality of the profitability of the company in a given quarter. There are a lot of moving parts at the margin, and so generally it is not going to be that significant in any case even if it happens, which may or may not. But it should be somewhat significantly mitigated by the non-conforming assets that we put on the balance sheet, and again, depending on how much we put on there, if there were contraction, it might completely mitigate it. On the other hand, it may not. But I think it is important that, if you think about it and you put a model together, you can see the total direction that this is heading, and it will happen in a fairly rapid way and I think you should be able to model out what that net effect is. Remember, in any given quarter there can be marginal issues, but they shouldn't be taken as any more than that, and they are certainly not precisely predictable. But the trend and the direction are clear, and so we think that probably you can have great confidence in executing a model.

MR. WILLIAMS: You mentioned there would be a couple more special dividends this year. Are there any thoughts of raising the regular dividend?

MR. HENDRIX: Yes, and in fact, this really gets to the timing of the transition of the mortgage portfolio, but our hope and expectation is that we will be able to increase the core dividend.

MR FRIEDMAN: On the non-prime side, to the extent we have it match-funded, to the extent we know we have the income on the balance sheet for three years, we are much more comfortable about slowing turning that into a regular dividend.

MR. WILLIAMS: One last question. The asset management side, I know, it is small relative to everything else, but is there anything else you can do to leverage that number one small cap fund ranking? Are there clone funds you can come up with?

MR. HENDRIX: I think it is important to understand the definition of closed. That fund is closed to new investors, and even since the closing it has grown by 50 percent. So we believe we will continue to grow that fund, and there may be other similar funds that we will be able to create to add to the growth in the mutual fund area. But it is not a fund that has no more growth for FBR or the fund's shareholders. It's simply closed to new investors.

MR. BILLINGS: We are working on all of those thoughts in terms of adding new funds. It is an ongoing part of what we are trying to do, and I think you will see that as the years unfold.

TELEPHONE OPERATOR: At this time there are no further questions.

MR. BILLINGS: Thank you all very much. We appreciate it a great deal.

(Whereupon, at 10:08 a.m. the conference call was concluded.)